Exhibit 99.1
For more information, please contact:
Investors and Shareholders
Jennifer Jordan
Cadence Design Systems, Inc.
408-944-7100
investor_relations@cadence.com
Media and Industry Analysts
Adolph Hunter
Cadence Design Systems, Inc.
408-914-6016
publicrelations@cadence.com
Cadence Reports Q4 Revenue Up 14% Over Q4 2005
     SAN JOSE, Calif.—Jan. 31, 2007—Cadence Design Systems, Inc. (NASDAQ: CDNS) today reported fourth quarter 2006 revenue of $431 million, an increase of 14 percent over the $378 million reported for the same period in 2005. On a GAAP basis, Cadence recognized net income of $48 million, or $0.16 per share on a diluted basis, in the fourth quarter of 2006, compared to $27 million, or $0.08 per share on a diluted basis, in the same period in 2005. Revenues for the fiscal year 2006 totaled $1.48 billion, an increase of 12 percent over 2005 total revenues of $1.33 billion. Net income for the fiscal year 2006 was $143 million, or $0.46 per share, compared to net income of $49 million, or $0.16 per share for the year 2005.
     In addition to using GAAP results in evaluating Cadence’s business, management believes it is useful to measure results using a non-GAAP measure of net income, which excludes, as applicable, amortization of intangible assets, stock-based compensation expense, in-process research and development charges, integration and acquisition-related costs, gains and expenses related to non-qualified deferred compensation plan assets, executive severance payments, restructuring charges, losses on extinguishment of debt, and equity in losses (income) from investments. Non-GAAP net income is adjusted by the amount of additional taxes or tax benefit that the company would accrue if it used non-GAAP results instead of GAAP results to calculate the company’s tax liability. See “GAAP to non-GAAP Reconciliation” below for further information on the non-GAAP measure.

     Using this non-GAAP measure, net income in the fourth quarter of 2006 was $116 million, or $0.38 per share on a diluted basis, as compared to $93 million, or $0.29 per share on a diluted basis, in the same period in 2005. For the fiscal year 2006, non-GAAP net income was $336 million, or $1.08 per share, compared to $258 million and $0.83 per share in 2005.
     “We had outstanding execution across all elements of our business, especially fueled by technology innovation and significant customer engagements in all regions,” said Mike Fister, president and CEO of Cadence.
     Bill Porter, executive vice president and chief financial officer, added, “We had a very good fourth quarter and year led by 20% or better year over year growth in our verification and custom businesses.”
     The following statements are based on current expectations. These statements are forward looking, and actual results may differ materially. These statements do not include the impact of any mergers, acquisitions or other business combinations completed after Dec. 30, 2006.
Business Outlook
     For the first quarter of 2007, the company expects total revenue in the range of $355 million to $365 million. First quarter GAAP earnings per diluted share are expected to be in the range of $0.10 to $0.12. Diluted earnings per share using the non-GAAP measure defined below are expected to be in the range of $0.23 to $0.25.
     For the full year 2007, the company expects total revenue in the range of $1.575 billion to $1.625 billion. On a GAAP basis, net income per diluted share for fiscal 2007 is expected to be in the range of $0.69 to $0.77. Using the non-GAAP measure defined below, diluted earnings per share for fiscal 2007 are expected to be in the range of $1.26 to $1.34.
     A schedule showing a reconciliation of the business outlook from GAAP net income and diluted net income per share to the non-GAAP net income and diluted net income per share is included with this release.

Audio Webcast Scheduled
     Fister and Porter will host a fourth quarter 2006 financial results audio webcast today, Jan. 31, 2007, at 2 p.m. (Pacific) / 5 p.m. (Eastern). Attendees are asked to register at the Web site at least 10 minutes prior to the scheduled webcast. An archive of the webcast will be available starting Jan. 31, 2007, at 5 p.m. Pacific time and ending at 5 p.m. Pacific time on Feb. 7, 2007. Webcast access is available at www.cadence.com/company/investor_relations.
About Cadence
     Cadence enables global electronic-design innovation and plays an essential role in the creation of today’s integrated circuits and electronics. Customers use Cadence® software and hardware, methodologies, and services to design and verify advanced semiconductors, consumer electronics, networking and telecommunications equipment, and computer systems. Cadence reported 2006 revenues of approximately $1.5 billion, and has approximately 5,200 employees. The company is headquartered in San Jose, Calif., with sales offices, design centers, and research facilities around the world to serve the global electronics industry. More information about the company, its products, and services is available at www.cadence.com.
     Cadence is a registered trademark and the Cadence logo is a trademark of Cadence Design Systems, Inc. All other trademarks are the property of their respective owners.
     The statements contained above regarding the company’s fourth quarter and fiscal year 2006 results, those contained in the Business Outlook section above and the statements by Mike Fister and Bill Porter include forward-looking statements based on current expectations or beliefs, as well as a number of preliminary assumptions about future events that are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Readers are cautioned not to put undue reliance on these forward-looking statements, which are not a guarantee of future performance and are subject to a number of uncertainties and other factors, many of which are outside Cadence’s control, including, among others: Cadence’s ability to compete successfully in the design automation product and the commercial electronic design and methodology services industries; the mix of products and services sold and the timing of significant orders for its products; economic uncertainty; fluctuations in rates of exchange between the U.S. dollar and the currencies of other countries in which Cadence does business; and the acquisition of other companies or technologies or the failure to successfully integrate those it acquires.
     For a detailed discussion of these and other cautionary statements, please refer to the company’s filings with the Securities and Exchange Commission. These include the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2005 and the company’s Quarterly report on Form 10-Q for the quarter ended Sep. 30, 2006.

GAAP to non-GAAP Reconciliation
     Cadence management evaluates and makes operating decisions using various operating measures. These measures are generally based on the revenues of its product, maintenance and services business operations and certain costs of those operations, such as cost of revenues, research and development, sales and marketing and general and administrative expenses. One such measure is non-GAAP net income (loss), which is a non-GAAP financial measure under Section 101 of Regulation G under the Securities Exchange Act of 1934, as amended. This measure consists of GAAP net income (loss) excluding, as applicable, amortization of intangible assets, stock-based compensation expense, in-process research and development charges, integration and acquisition-related costs, gains and expenses related to non-qualified deferred compensation plan assets, executive severance payments, restructuring charges (severance and benefits, excess facilities and asset-related restructuring charges), losses on extinguishment of debt, and equity in losses (income) from investments. Intangible assets consist primarily of purchased or licensed technology, backlog, patents, trademarks, distribution rights, customer contracts and related relationships and non-compete agreements. Non-GAAP net income (loss) is adjusted by the amount of additional taxes or tax benefit that the company would accrue if it used non-GAAP results instead of GAAP results to calculate the company’s tax liability.
     Management believes it is useful in measuring Cadence’s operations to exclude amortization of intangibles, in-process research and development and integration and acquisition-related costs because these costs are primarily fixed at the time of an acquisition and generally cannot be changed by management in the short term. In addition, management believes it is useful to exclude stock-based compensation expense because it enhances investors’ ability to review Cadence’s business from the same perspective as Cadence’s management, which believes that stock-based compensation expense is not directly attributable to the underlying performance of the company’s business operations. Management also believes that it is useful to exclude restructuring costs. Cadence has dramatically reduced the size of its design services business and portions of its product and maintenance businesses over the past several years. As a result, in 2001, 2002 and 2003, Cadence’s GAAP statements of operations have included significant charges relating to such restructurings. Management believes that in measuring its operations it is useful to exclude such restructuring costs because the company’s level of restructuring activities is expected to significantly decrease in the foreseeable future. Management also believes it is useful to exclude executive severance costs as these costs do not occur frequently. Management also believes it is useful to exclude gains and expenses related to its non-qualified deferred compensation plan assets as these gains and expenses are not part of Cadence’s direct costs of operations, but reflect changes in the value of assets held in the plan. Finally, management also believes it is useful to exclude the equity in losses (income) from investments and investment write-downs, as these items are not part of Cadence’s direct cost of operations. Rather, these are non-operating items that are included in other income (expense) and are part of the company’s investment activities.
     In the fourth quarter of 2006, Cadence’s non-GAAP measure also excluded the loss associated with retiring a portion of its previously-issued convertible notes at a premium, and writing off related debt issuance costs. Management believes that in measuring Cadence’s operations it is useful to exclude the loss on extinguishment of debt as the loss is not directly related to Cadence’s operating performance and the associated transaction does not occur frequently.

     In the fourth quarter of 2005, Cadence’s non-GAAP measure also excluded the impact of the tax expense associated with Cadence’s repatriation in 2005 of foreign earnings under the American Jobs Creation Act of 2004. This expense had no impact on Cadence’s non-GAAP measure for 2006. Management believes it was useful to exclude the tax expense associated with the repatriation in 2005 of foreign earnings under the American Jobs Creation Act of 2004 as it eliminated a tax charge resulting from an event which is not expected to recur.
     Management believes that non-GAAP net income (loss) provides useful supplemental information to management and investors regarding the performance of the company’s business operations and facilitates comparisons to our historical operating results. Management also uses this information internally for forecasting and budgeting. Non-GAAP financial measures should not be considered as a substitute for measures of financial performance prepared in accordance with GAAP. Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures contained within this press release with their most directly comparable GAAP financial results.
     The following tables reconcile the specific items excluded from GAAP net income in the calculation of non-GAAP net income for the periods shown below:

Net Income Reconciliation	Quarters Ended
	December 30, 2006	December 31, 2005
(in thousands)	(unaudited)
Net income on a GAAP basis	$48,365	$26,566
Amortization of acquired intangibles	12,801	21,012
Stock-based compensation expense	23,549	7,696
Non-qualified deferred compensation expense	1,698	2,210
Restructuring and other charges	(71)	549
Integration and acquisition-related costs	360	516
Equity in losses from investments, gain on non-qualified deferred compensation plan assets – recorded in Other income, net	(54)	1,450
Loss on extinguishment of debt	40,768	—
Income tax related to repatriation of foreign earnings	—	30,082
Income tax effect of non-GAAP adjustments	(11,576)	2,939

Net income on a non-GAAP basis	$115,840	$93,020

Net Income Reconciliation	Years Ended
	December 30, 2006	December 31, 2005
(in thousands)	(unaudited)
Net income on a GAAP basis	$142,592	$49,343
Amortization of acquired intangibles	63,251	105,710
Stock-based compensation expense	103,986	39,902
Non-qualified deferred compensation expense	5,829	5,409
Restructuring and other charges	(797)	35,334
Write-off of acquired in-process technology	900	9,400
Executive severance payments	—	7,582
Integration and acquisition-related costs	1,748	3,644
Equity in losses from investments, gain on non-qualified deferred compensation plan assets – recorded in Other income, net	(3,744)	13,434
Loss on extinguishment of debt	40,768	—
Income tax related to repatriation of foreign earnings	—	30,082
Income tax effect of non-GAAP adjustments	(18,289)	(41,656)
Cumulative effect of change in accounting principle	(418)	—

Net income on a non-GAAP basis	$335,826	$258,184

Diluted Net Income per Share Reconciliation	Quarters Ended
	December 30, 2006	December 31, 2005
(in thousands, except per share data)	(unaudited)
Diluted net income per share on a GAAP basis	$0.16	$0.08
Amortization of acquired intangibles	0.04	0.07
Stock-based compensation expense	0.08	0.03
Non-qualified deferred compensation expense	0.01	—
Restructuring and other charges	—	—
Integration and acquisition-related costs	—	—
Equity in losses from investments, gain on non-qualified deferred compensation plan assets – recorded in Other income, net	—	—
Loss on extinguishment of debt	0.13	—
Income tax related to repatriation of foreign earnings	—	0.09
Income tax effect of non-GAAP adjustments	(0.04)	0.02

Diluted net income per share on a non-GAAP basis	$0.38	$0.29

Shares used in calculation of diluted net income per share —GAAP	307,472	319,647
Shares used in calculation of diluted net income per share —non-GAAP (A)	307,472	319,647

Diluted Net Income per Share Reconciliation	Years Ended
	December 30, 2006	December 31, 2005
(in thousands, except per share data)	(unaudited)
Diluted net income per share on a GAAP basis	$0.46	$0.16
Amortization of acquired intangibles	0.20	0.34
Stock-based compensation expense	0.33	0.13
Non-qualified deferred compensation expense	0.02	0.01
Restructuring and other charges	—	0.11
Write-off of acquired in-process technology	—	0.03
Executive severance payments	—	0.02
Integration and acquisition-related costs	0.01	0.01
Equity in losses from investments, gain on non-qualified deferred compensation plan assets – recorded in Other income, net	(0.01)	0.04
Loss on extinguishment of debt	0.13	—
Income tax related to repatriation of foreign earnings	—	0.10
Income tax effect of non-GAAP adjustments	(0.06)	(0.12)
Cumulative effect of change in accounting principle	—	—

Diluted net income per share on a non-GAAP basis	$1.08	$0.83

Shares used in calculation of diluted net income per share —GAAP	312,457	314,383
Shares used in calculation of diluted net income per share —non-GAAP (A)	312,457	314,383

(A)	Shares used in the calculation of GAAP earnings per share are expected to be the same as shares used in the calculation of non-GAAP earnings per share except when the company reports a GAAP loss and non-GAAP income, or GAAP income and a non-GAAP loss.

Investors are encouraged to look at GAAP results as the best measure of financial performance. For example, amortization of intangibles or in-process technology are important to consider because they may represent initial expenditures that under GAAP are reported across future fiscal periods. Likewise, stock-based compensation expense is an obligation of the company that should be considered. Restructuring charges can be triggered by acquisitions or product adjustments as well as overall company performance within a given business environment. Losses on extinguishment of debt can be incurred on remaining convertible notes. All of these metrics are important to financial performance generally.
Though Cadence management finds its non-GAAP measure is useful in evaluating the performance of Cadence’s business, its reliance on this measure is limited because items excluded from such measures often have a material effect on Cadence’s earnings and earnings per share calculated in accordance with GAAP. Therefore, Cadence management typically uses its non-GAAP earnings and earnings per share measures, in conjunction with GAAP earnings and earnings per share measures, to address these limitations.
Cadence believes that presenting its non-GAAP measure of earnings and earnings per share provides investors with an additional tool for evaluating the performance of the company’s business, which management uses in its own evaluation of performance, and an additional baseline for assessing the future earnings potential of the company. While the GAAP results are more complete, the company prefers to allow investors to have this supplemental measure since, with reconciliation to GAAP, it may provide additional insight into its financial results.
Cadence expects that its corporate representatives will meet privately during the quarter with investors, the media, investment analysts and others. At these meetings, Cadence may reiterate the Business Outlook published in this press release. At the same time, Cadence will keep this press release, including the outlook, publicly available on its Web site.
Prior to the start of the Quiet Period (described below), the public may continue to rely on the Business Outlook contained herein as still being Cadence’s current expectations on matters covered unless Cadence publishes a notice stating otherwise.
Beginning Mar. 16, 2007, Cadence will observe a “Quiet Period” during which the Business Outlook as provided in this press release and the company’s most recent annual report on Form 10-K and quarterly report on Form 10-Q no longer constitute the company’s current expectations. During the Quiet Period, the Business Outlook in these documents should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to update by the company. During the Quiet Period, Cadence representatives will not comment on Cadence’s business outlook or its financial results or expectations. The Quiet Period will extend until the day when Cadence’s First Quarter 2007 Earnings Release is published, which is currently scheduled for Apr. 25, 2007.
# # #

Cadence Design Systems, Inc.
Condensed Consolidated Balance Sheets
December 30, 2006 and December 31, 2005
(In thousands)
(Unaudited)

	December 30, 2006	December 31, 2005
Current Assets:
Cash and cash equivalents	$934,342	$861,315
Short-term investments	24,089	33,276
Receivables, net of allowance for doubtful accounts of $3,804 and $10,979, respectively	238,438	282,073
Inventories	37,179	28,902
Prepaid expenses and other	77,957	70,736

Total current assets	1,312,005	1,276,302

Property, plant and equipment, net of accumulated depreciation of $615,768 and $549,593, respectively	354,575	356,945
Goodwill	1,267,579	1,232,926
Acquired intangibles, net	112,738	153,847
Installment contract receivables	149,584	102,748
Other assets	246,341	278,544

Total Assets	$3,442,822	$3,401,312

Current Liabilities:
Current portion of long-term debt	$28,000	$32,000
Accounts payable and accrued liabilities	259,790	300,586
Current portion of deferred revenue	260,275	273,265

Total current liabilities	548,065	605,851

Long-term Liabilities:
Long-term portion of deferred revenue	95,018	51,864
Convertible notes	730,385	420,000
Long-term debt	—	128,000
Other long-term liabilities	370,063	350,893

Total long-term liabilities	1,195,466	950,757

Stockholders’ Equity	1,699,291	1,844,704

Total Liabilities and Stockholders’ Equity	$3,442,822	$3,401,312

Cadence Design Systems, Inc.
Condensed Consolidated Income Statements
For the Quarters and Years Ended December 30, 2006 and December 31, 2005
(In thousands, except per share amounts)
(Unaudited)

	Quarters Ended		Years Ended
	December 30,	December 31,	December 30,	December 31,
	2006	2005	2006	2005
Revenue:
Product	$297,847	$257,684	$982,673	$851,496
Services	35,097	32,656	134,895	126,169
Maintenance	98,076	88,023	366,327	351,527

Total revenue	431,020	378,363	1,483,895	1,329,192

Costs and Expenses:
Cost of product	12,100	17,047	66,769	79,721
Cost of services	25,502	22,261	96,497	91,893
Cost of maintenance	16,319	15,280	63,833	59,794
Marketing and sales	116,515	98,152	405,579	366,164
Research and development	117,931	98,774	460,064	390,740
General and administrative	34,050	27,706	143,317	129,552
Amortization of acquired intangibles	5,159	8,562	23,141	47,762
Restructuring and other charges	(71)	549	(797)	35,334
Write-off of acquired in-process technology	—	—	900	9,400

Total costs and expenses	327,505	288,331	1,259,303	1,210,360

Income from operations	103,515	90,032	224,592	118,832

Loss on extinguishment of debt	(40,768)	—	(40,768)	—
Interest expense	(2,468)	(1,503)	(12,348)	(5,446)
Other income, net	17,211	3,741	70,402	15,097

Income before provision for income taxes and cumulative effect of change in accounting principle	77,490	92,270	241,878	128,483

Provision for income taxes	29,125	65,704	99,704	79,140

Net income before cumulative effect of change in accounting principle	48,365	26,566	142,174	49,343

Cumulative effect of change in accounting principle, net of tax	—	—	418	—

Net income	$48,365	$26,566	$142,592	$49,343

Net income per share before cumulative effect of change in accounting principle:
Basic	$0.18	$0.09	$0.51	$0.18

Diluted	$0.16	$0.08	$0.46	$0.16

Net income per share after cumulative effect of change in accounting principle:
Basic	$0.18	$0.09	$0.51	$0.18

Diluted	$0.16	$0.08	$0.46	$0.16

Weighted average common shares outstanding — basic	274,164	281,628	279,354	278,520

Weighted average common shares outstanding — diluted	307,472	319,647	312,457	314,383

Cadence Design Systems, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Years Ended
	December 30,	December 31,
	2006	2005
Cash and Cash Equivalents at Beginning of Period	$861,315	$448,517

Cash Flows from Operating Activities:
Net income	142,592	49,343
Adjustments to reconcile net income to net cash provided by operating activities:
Cumulative effect of change in accounting principle	(418)	—
Depreciation and amortization	147,117	184,717
Loss on extinguishment of debt	40,768	—
Stock-based compensation	103,986	39,902
Equity in loss from investments, net	1,200	6,492
Gain on investments, net	(32,903)	(18,297)
Write-down of investment securities	2,467	10,934
Write-off of acquired in-process technology	900	9,400
Non-cash restructuring and other charges	194	2,352
Tax benefit from employee stock transactions	—	11,715
Tax benefit (expense) of call options	(6,159)	6,167
Deferred income taxes	29,535	(22,968)
Proceeds from the sale of receivables, net	180,580	192,079
Recoveries for gains on trade accounts receivable and sales returns	(6,777)	(1,755)
Other non-cash items	4,630	5,569
Changes in operating assets and liabilities, net of effect of acquired businesses:
Receivables	92,977	54,928
Inventories	(10,872)	(7,588)
Prepaid expenses and other	6,128	(8,094)
Installment contract receivables	(261,983)	(155,648)
Other assets	749	1,640
Accounts payable and accrued liabilities	(51,462)	20,330
Deferred revenue	24,444	32,616
Other long-term liabilities	13,523	12,449

Net cash provided by operating activities	421,216	426,283

Cash Flows from Investing Activities:
Proceeds from sale of available-for-sale securities	7,637	14,921
Proceeds from sale of short-term investments	—	289,225
Purchases of short-term investments	(147)	(180,975)
Proceeds from the sale of long-term investments	26,054	6,075
Proceeds from sale of property, plant and equipment	317	33,625
Purchases of property, plant and equipment	(67,636)	(71,656)
Purchases of software licenses	(8,409)	(2,600)
Investment in venture capital partnerships and equity investments	(3,800)	(14,184)
Cash paid in business combinations and asset acquisitions, net of cash acquired, and acquisition of intangibles	(65,778)	(297,128)

Net cash used for investing activities	(111,762)	(222,697)

Cash Flows from Financing Activities:
Proceeds from term loan	—	160,000
Principal payments on term loan and long-term debt	(132,000)	(62)
Proceeds from issuance of convertible notes due 2011 and 2013	500,000	—
Payment of convertible notes due 2023	(228,480)	—
Payment of convertible notes due 2011 and 2013 issuance costs	(12,032)	—
Purchase of call options in connection with convertible notes due 2011 and 2013	(119,750)	—
Proceeds from sale of call options in connection with convertible notes due 2023	55,864	—
Proceeds from sale of common stock warrants in connection with convertible notes due 2011 and 2013	39,400	—
Purchase of common stock warrants in connection with convertible notes due 2023	(10,201)	—
Tax benefit from employee stock transactions	10,712	—
Proceeds from issuance of common stock	156,648	146,481
Purchases of treasury stock	(494,088)	(101,070)

Net cash provided by (used for) financing activities	(233,927)	205,349

Effect of exchange rate changes on cash and cash equivalents	(2,500)	3,863

Increase in cash and cash equivalents	73,027	412,798

Cash and Cash Equivalents at End of Period	$934,342	$861,315

Cadence Design Systems, Inc.
As of January 31, 2007
Impact of Non-GAAP Adjustments on Forward Looking Diluted Net Income Per Share
(Unaudited)

	Quarter ended	Year ended
	March 31, 2007	December 29, 2007
	Forecast	Forecast
Diluted net income per share on a GAAP basis	$0.10 to $0.12	$0.69 to $0.77

Amortization of acquired intangibles	0.04	0.14
Stock-based compensation expense	0.09	0.33
Equity in losses from investments, gain on non-qualified deferred compensation plan assets	—	0.01
Income tax effect of non-GAAP adjustments	—	0.09

Diluted net income per share on a non-GAAP basis	$0.23 to $0.25	$1.26 to $1.34

Cadence Design Systems, Inc.
As of January 31, 2007
Impact of Non-GAAP Adjustments on Forward Looking Net Income
(Unaudited)

	Quarter ended	Year ended
	March 31, 2007	December 29, 2007
($ in millions)	Forecast	Forecast
Net income on a GAAP basis	$29 to $35	$198 to $222

Amortization of acquired intangibles	11	41
Stock-based compensation expense	26	97
Integration and acquisition-related costs	—	1
Equity in losses from investments, gain on non-qualified deferred compensation plan assets	1	4
Income tax effect of non-GAAP adjustments	—	25

Net income on a non-GAAP basis	$67 to $73	$366 to $390

Cadence Design Systems, Inc.
(Unaudited)
Revenue Mix by Geography (% of Total Revenue)

	2004					2005					2006
GEOGRAPHY	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year

North America	53%	57%	55%	45%	52%	46%	49%	53%	42%	48%	51%	48%	54%	60%	54%
Europe	16%	19%	21%	30%	22%	16%	17%	21%	20%	18%	19%	18%	22%	19%	19%
Japan	22%	14%	15%	14%	16%	30%	25%	20%	26%	25%	21%	24%	13%	10%	17%
Asia	9%	10%	9%	11%	10%	8%	9%	6%	12%	9%	9%	10%	11%	11%	10%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
Revenue Mix by Product Group (% of Total Revenue)

	2004					2005					2006
PRODUCT GROUP	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year

Functional Verification	20%	20%	18%	19%	19%	20%	19%	21%	25%	21%	26%	22%	24%	23%	24%
Digital IC Design	25%	21%	24%	27%	24%	27%	23%	26%	29%	28%	20%	26%	19%	26%	24%
Custom IC Design	27%	24%	27%	27%	27%	23%	31%	27%	22%	25%	27%	27%	30%	26%	27%
Design for Manufacturing	6%	9%	12%	8%	9%	9%	9%	9%	8%	9%	8%	8%	8%	6%	7%
System Interconnect	10%	9%	8%	9%	9%	10%	9%	8%	7%	8%	9%	8%	10%	11%	9%
Services & Other	12%	17%	11%	10%	12%	11%	9%	9%	9%	9%	10%	9%	9%	8%	9%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
Note: Product Group total revenue includes Product + Maintenance